Exhibit 99.1

Jaguar Health Eliminates Certain Royalty Obligations Reducing Future COGS for Mytesi and Crofelemer

San Francisco, CA (October 4, 2019): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), today announced that a License Termination and Settlement agreement (“LTSA”) related to SP-303, a component of Mytesi® (crofelemer), has been entered between Michael Tempesta, Ph.D. (“Tempesta”), Jaguar, and Jaguar’s wholly-owned subsidiary, Napo Pharmaceuticals, Inc. (“Napo”), as well as their predecessors (collectively, “Jaguar”), regarding the license agreement Napo and Tempesta entered in 2002 (the “2002 License”). SP-303 is extracted and purified from the bark latex of the medicinal Croton lechleri tree in the Amazon rainforest.

The termination was the result of Jaguar challenging the validity of the 2002 License, based on recent case law. Terminating the 2002 License caused royalty payments to Dr. Tempesta to cease as of September 30, 2018. Such royalty payments have been as high as 3% of net sales in the past and would have continued for as long as there were sales of Mytesi or crofelemer anywhere in the world. Cessation of the royalty payments reduces future cost of goods sold for Mytesi and crofelemer.

“We’re very pleased to have entered into the LTSA,” Lisa Conte, Jaguar’s president and CEO commented. “Jaguar entered into the LTSA with Dr. Tempesta to end the uncertainty as to the enforceability of the 2002 License and avoid potentially costly litigation. This reduction of COGS also enhances the value of our business development and potential licensing collaborations. As a result of the settlement, Dr. Tempesta will participate in future sales of Mytesi through the stock ownership that he received as a part of the consideration in the LTSA.”

Tempesta originally entered into a license agreement in 1990 (the “1990 License”) with Shaman Pharmaceuticals (“Shaman”) related to SP-303, and Napo is a successor-in-interest to Shaman. In 2002, Napo and Tempesta entered into a modified license agreement, the 2002 License, thereby terminating the 1990 License. Per the terms of the LTSA, the 2002 License, subject to specified provisions regarding an event of default, shall be deemed terminated as of September 30, 2018.

Per the terms of the LTSA, Jaguar paid $50,000 to Tempesta and issued him an unsecured promissory note for the amount of $550,000 (the “Note”). The Note bears simple interest at 2 1/2% per year and specifies semi-annual payments of $50,000 plus accrued interest, beginning on March 1, 2020 and continuing until the Note is paid in full. Jaguar will also deliver to Tempesta 40,000 shares of Jaguar common stock (the “Shares”). The Shares shall be “locked-up” and not tradeable by Tempesta prior to October 1, 2020.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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